Exhibit 99.1

For Immediate Worldwide Release
For Further Information, Contact:
Bernard M. Gordon
Executive Chairman
(978) 326-4000

Paul M. Roberts
Director of Communications
(978) 326-4213

Analogic Corporation Selects James Green to be
President and Chief Executive Officer

PEABODY, MA (May 7, 2007) — Bernard M. Gordon, Executive Chairman of Analogic Corporation (NASDAQ: ALOG), announced today that the Board of Directors has selected James Green to be President and Chief Executive Officer of Analogic Corporation. Mr. Green will assume his new responsibilities on May 21, 2007.

Prior to joining Analogic, Mr. Green was Regional Vice President for Quest Diagnostics. Before joining Quest in 2005, he was Senior Vice President and General Manager of Computed Tomography (CT) for Philips Medical Systems, based in Cleveland, Ohio. At Philips, Mr. Green was responsible for restructuring and coordinating the CT businesses of Marconi, Elscint, and Philips. Prior to that appointment, he served Marconi Medical as Senior Vice President, Product Development.

Mr. Green’s education includes a Bachelor of Science Degree in Electrical Engineering from the University of Missouri and a Master of Science Degree in Computer Engineering from the University of Southern California.

Gordon observed that Green, age 49, brings an impressive breadth of business leadership and technical experience to the Company. “Jim is both a business and an engineering leader with a history of innovative development in computed tomography, one of Analogic’s major areas of activity. As head of new product development for Marconi, he spearheaded marketing and engineering to drive the development of major products. As General Manager of Computed Tomography for Philips, he took the business to new levels, exceeding half a billion dollars in annual revenue. “We believe Jim has the experience, knowledge, and vision to help Analogic maximize the array of opportunities we foresee in both health and security applications.”

Green expressed his gratitude to the Board and to Mr. Gordon for their confidence in him. “I know Analogic and its reputation for engineering innovation, which is why I was one of its customers in an earlier capacity. I met and worked with Bernard Gordon at that time and developed an appreciation for the inventive engineering culture he has established here. I look forward to building on his accomplishments, and those of the Analogic team, to extend the Company’s considerable engineering resources to new applications, and to enhancing the Company’s profitable growth in advanced technology for the benefit of our employees, customers, and shareholders alike.”

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), and Patient Monitoring. For more information, visit www.analogic.com

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